EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

REBORN COFFEE, INC.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Common stock, par value $0.0001 per share	Rule 457(a) and/or (o)	276,000	$5.00		$1,380,000	$0.0000927	$127.93
N/A	Other	Representative’s warrants(2)	Rule 457(g)		-		-	-	-
Fees Previously Paid	Equity	Common stock underlying the Representative’s warrants(3)(4)		13,800	$6.25		$86,250	$0.0000927	$8.00
	Total Offering Amounts					$
	Total Fees Previously Paid								$135.93
	Total Fee Offsets							-
	Net Fee Due							-

(1)	There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Included in the price of the common stock. No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
(3)	We have agreed to issue to the representative of the several underwriters warrants to purchase the number of shares of common stock in the aggregate equal to five percent (5%) of the shares of common stock to be issued and sold in this offering. The warrants are exercisable for a price per share equal to 125% of the public offering price. The warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six (6) months from the date of commencement of sales of the offering. This registration statement also covers such shares of Common stock issuable upon the exercise of the representative’s warrants. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is equal to 125% of $69,000 (5% of $1,380,000 based on an offering price of $5.00, and assuming full exercise of the over-allotment option). “Underwriting” contains additional information regarding underwriter compensation.
(4)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional shares as may be issued or issuable because of stock splits, stock dividends and similar transactions.